UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934


Date of Report (Date of earliest event reported):    July 2, 1997

Commission            Registrant, State of Incorporation,     I.R.S. Employer
File Number           Address and Telephone Number            Identification No.


1-1443                Central and South West Corporation      51-0007707
                      (A Delaware Corporation)
                      1616 Woodall Rodgers Freeway
                      Dallas, TX 75202-1234
                      (214) 777-1000

FORWARD LOOKING INFORMATION

This report and other presentations made by CSW and its subsidiaries contain forward looking statements within the meaning of Section 21E of the Exchange Act. Although CSW and each of its subsidiaries believe that, in making any such statements, its expectations are based on reasonable assumptions, any such statements may be influenced by factors that could cause actual outcomes and results to be materially different from those projected. Important factors that could cause actual results to differ materially from those in the forward looking statements include, but are not limited to: the impact of general economic changes in the U.S. and in countries in which CSW either currently has made or in the future may make investments; the impact of deregulation on the U.S. electric utility business; increased competition and electric utility industry restructuring in the U.S.; federal and state regulatory developments and changes in law which may have a substantial adverse impact on the value of CSW System assets; timing and adequacy of rate relief; adverse changes in electric load and customer growth; climatic changes or unexpected changes in weather patterns; changing fuel prices, generating plant and distribution facility performance; decommissioning costs associated with nuclear generating facilities; uncertainties in foreign operations and foreign laws affecting CSW's investments in those countries; the effects of retail competition in the natural gas and electricity distribution and supply businesses in the United Kingdom; and the timing and success of efforts to develop domestic and international power projects. In the non-utility area, the aforementioned factors would also apply, and, in addition, would include: the ability to compete effectively in new areas, including telecommunications, power marketing and brokering, and other energy related services, as well as evolving federal and state regulatory legislation and policies that may adversely affect those industries generally or the CSW System's business in areas in which it operates.



ITEM 5.  OTHER EVENTS


UNITED KINGDOM WINDFALL PROFITS TAX

As previously reported, in the general election held in the United Kingdom on May 1, 1997, the Labour Party won control of the government with a considerable majority. Prior to the general election, the Labour Party had announced that, if elected, it would impose a windfall profits tax on certain industries in the United Kingdom, including the privatized utilities, to fund a variety of social improvement programs. On July 2, 1997, the one-time windfall profits tax was introduced in the Labour Party's Budget by Chancellor Gordon Brown. It is likely that legislation enacting the tax will be passed during the third quarter of 1997.

Central and South West Corporation (CSW) is currently analyzing the impact of the tax on its SEEBOARD plc (SEEBOARD) subsidiary. Based upon its initial analysis of the proposed tax, CSW estimates the impact to be a one-time charge against earnings of approximately (pound)110 million or approximately $180 million when converted at the current prevailing exchange rates. The actual amount of the tax when converted to dollars would depend upon the exchange rates in effect at the time the tax is accrued. The timing of the actual charge against CSW's earnings has not been determined at this time, but CSW anticipates that the tax will be accrued in the period in which the tax is enacted. The proposed tax is expected to be payable in two equal installments, with the first due by December 1, 1997 and the second due by December 1, 1998. SEEBOARD expects to finance its payments of the tax by incurring additional borrowings. There can be no assurance that any windfall profits tax will be ultimately enacted or that, if enacted, it will be the same or substantially similar to that proposed by Chancellor Brown.

CSW completed its acquisition of SEEBOARD during April 1996 at a cost of approximately $2.1 billion. For the twelve months ending December 31, 1996, CSW's net income from its SEEBOARD investment totaled approximately $103 million or approximately 24% of CSW's consolidated net income for common stock. Imposition of the windfall profits tax, as currently proposed, would have a material one-time adverse effect on CSW's 1997 results of operations. However, CSW's management does not anticipate that the windfall profits tax, as proposed, would have a material adverse effect on CSW's ongoing results of operations or financial condition.

For background information regarding the windfall profits tax, please see CSW's Form 10-K for the year ended December 31, 1996 and CSW's Form 10-Q for the quarter ended March 31, 1997.




SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                            CENTRAL AND SOUTH WEST CORPORATION

Date:  July 15, 1997

                                            By:   /s/  Lawrence B. Connors
                                                       Lawrence B. Connors
                                                       Controller